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                                                                       EXHIBIT 2










                 -----------------------------------------------

                           SALE AND PURCHASE AGREEMENT

                 -----------------------------------------------


                                  regarding the
                              Sale and Purchase of


                      ORDINARY SHARES OF IFCO SYSTEMS N.V.

                                       TO

               ISLAND INTERNATIONAL INVESTMENT LIMITED PARTNERSHIP
















                                BAKER & MCKENZIE

                           SALE AND PURCHASE AGREEMENT

PARTIES:

1. The seller named on the signature page hereof (the "SELLER"), whose principal place of business is set forth on said signature page; and

2. ISLAND INTERNATIONAL INVESTMENT LIMITED PARTNERSHIP, a limited liability partnership incorporated under the laws of Guernsey and having its registered office at 13-15 Victoria Road, St. Peter Port, Guernsey (the "PURCHASER" and Seller and Purchaser each a "PARTY" and collectively the "PARTIES").

RECITALS:

A. IFCO Systems N.V. (the "COMPANY") is organised as a public limited company under Dutch law with its registered seat at Koningslaan 34, 1075 AD, Amsterdam, the Netherlands and registered with the commercial register of Amsterdam, trade register number: 34113177. The Company is the parent company of a group of companies (including without limitation, corporations, companies or other legal entities and partnerships in which the Company holds, directly or indirectly, shares or other interests) (the "Group") acting as a logistic services provider.

B. The Company's share capital (the "SHARE CAPITAL") amounts to EUR 442,277.01 divided into 44,227,701 ordinary bearer shares. All of the shares of the Company are issued in one global share certificate (the "GLOBAL SHARE CERTIFICATE"), which is owned in fractional co-ownership by all of the shareholders of the Company, deposited with Clearstream Banking AG. The shares of the Company are listed on the Official Market/Prime Standard Segment of the Frankfurt Stock Exchange. In addition, there are outstanding certain exchange warrants of the Company (German Securities Identification Number: 163076; ISIN: NL 0000268480) (the "EXCHANGE WARRANTS").

C. Seller holds that number of shares in the Share Capital of the Company as is specified on the signature page hereof (the "SHARES") and has no legal or beneficial interest in any other shares of the Company. Seller has registered the Shares in the share deposit account with the account number (the "ACCOUNT NUMBER") identified on the signature page hereof at the bank (the "SHARE DEPOSIT BANK") identified on the signature page hereof.

D. In preparation for its acquisition of shares in the Share Capital (the "TRANSACTION"), Purchaser has been permitted to review certain information made available by the Company and therefore may have knowledge of certain non-public information regarding the Company which may not be known to Seller.

E. Purchaser's intention is that the Board of Directors (as defined below) should direct the affairs of the Company in the best interests of the Company and its shareholders as a whole. Purchaser does not intend to seek to change the




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       terms of the Exchange Warrants. As part of its strategy, Purchaser expects the Company to maintain its listing on the Frankfurt Stock Exchange.

F.     Seller intends to sell all of the Shares to Purchaser.

G.     Purchaser intends to purchase the Shares from Seller.

TERMS AGREED:

1.     EFFECTIVE DATE / CLOSING DATE / SALE AND TRANSFER OF SHARES

1.1 Effective Date, Closing Date. Effective Date and Closing Date shall have the following meanings within this Agreement:

1.1.1 "EFFECTIVE DATE" shall mean the day on which the conditions to effectiveness contained in clause 3.1 of this Agreement have been fulfilled;

1.1.2 "CLOSING DATE" shall mean the third (3rd) Business Day following the date on which the Closing Condition referred to in clause 3.2.1 has either been fulfilled or waived by Purchaser provided that, at such time, the Closing Conditions referred to in clauses 3.2.2 and 3.2.3 shall have been and remain either fulfilled or waived, or such other date as the Parties may mutually agree upon. In this Agreement, "BUSINESS DAY" means a day (excluding Saturday) on which banks generally are open in the City of London for the transaction of normal banking business.

1.2 Sale and Transfer of the Shares. Subject to the fulfilment or waiver of the conditions in clauses 3.1 and 3.2 and subject to the condition precedent of the payment of the Share Purchase Price in accordance with clauses 2.1 and 2.2, Seller hereby transfers (ubereignet) to Purchaser the entire legal and beneficial interest in the Shares, including the fractional co-ownership of the Global Share Certificate, and assigns to Purchaser its claim against Clearstream Banking AG and the Share Deposit Bank as to the delivery (Herausgabe- und Auslieferungsanspruche) with respect to the Shares, in each case free and clear of all encumbrances. The sale of the Shares shall include all ancillary rights appertaining thereto, including without limitation the right to receive any dividends or other distributions declared or paid on or after the Closing Date.

1.3 Instruction of Share Deposit Bank. Subject to the fulfilment or waiver of the conditions in clauses 3.1 and 3.2 and subject to the condition precedent of the payment of the Share Purchase Price in accordance with clauses 2.1 and 2.2, Seller hereby irrevocably instructs the Share Deposit Bank with effect from the Closing Date to hold (verwahren) the Shares for Purchaser and to transfer the Shares to the share deposit account of Purchaser (details of which (including bank, bank sorting code and account number) Purchaser will provide to Seller in writing not less than five (5) Business Days prior to the Closing Date) and authorises Purchaser to notify the Share Deposit Bank of such instructions in accordance with clause 3.5.



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2.     PURCHASE PRICE

2.1 Purchase Price. The purchase price for the Shares shall be EUR 2.75 per share in cash. The aggregate share purchase price (the "SHARE PURCHASE PRICE") payable to the Seller is as set forth on the signature page hereof.

2.2 Payment of Share Purchase Price. Subject to the terms of this Agreement, Purchaser agrees that the Share Purchase Price shall be paid by Purchaser to Seller on the date which is twelve (12) Business Days after the Effective Date as consideration for the sale by Seller of the Shares as provided in clauses 1.2 and 1.3, provided that if this Agreement terminates under clause 7 Seller shall forthwith and, in any event, no later than three (3) Business Days following such termination repay the Share Purchase Price in full to Purchaser.

2.3 Distribution of Share Purchase Price. If Seller is a limited partnership, Seller undertakes not to distribute the Share Purchase Price to its limited partners until after the sale and transfer of the Shares as provided for in clauses 1.2 and 1.3 shall have occurred.

3.     CONDITIONS

3.1 Condition Precedent to Effectiveness. The obligations of Seller and Purchaser contained in this Agreement shall be conditional upon the following condition precedent:

       that prior to 18:00 hours (London time) on October 10, 2003 there shall have been executed and delivered to Purchaser share purchase agreements in identical form to this Agreement (except for Recital C, clause 9 (Notices) and the signature page) with such number of shareholders of the Company as shall be acceptable to Purchaser in its sole and unrestricted discretion PROVIDED THAT if such agreements have not been delivered prior to 18:00 hours (London time) on October 10, 2003, this condition precedent shall be fulfilled if prior to 18:00 hours (London time) on October 13, 2003 (and whether or not such agreements have been executed and delivered prior to this time) Purchaser shall have notified Seller of the occurrence of the Effective Date in accordance with clause 3.4.

3.2 Closing Conditions. The payment of the Share Purchase Price to Seller in accordance with clause 2.2 and the sale and transfer of the Shares to Purchaser in accordance with clause 1.2 shall be further conditional on the following conditions (the "CLOSING CONDITIONS") that:

3.2.1 on or prior to the date which is ten weeks after the Effective Date, Purchaser shall have received confirmation in a form reasonably satisfactory to Purchaser that the Transaction can be lawfully consummated pursuant to applicable German, Austrian and US merger control provisions without being subject to limitations or conditions, except for such limitations and conditions as Purchaser in its reasonable discretion accepts (the "MERGER CONTROL CONFIRMATIONS") (for purposes of clarity, this condition shall be considered satisfied


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            upon the date the required Merger Control Confirmations are received by Purchaser whether or not Seller is informed thereof);

3.2.2 there shall not have occurred (i) any Defence Action (as defined in clause 7.4) or (ii) any dissolution, reorganization, recapitalization, transformation, merger or division, by spin-off or otherwise, of the Company or any divestiture or sale of all or any part of the principal business conducted by the Group; and

3.2.3 all of the share purchase agreements delivered to Purchaser under clause 3.1 shall remain in full force and effect and none of them shall have been terminated or shall have become incapable of being completed.

3.3 Waiver of Conditions. Purchaser shall have the right to waive in writing to the Seller the conditions set forth in clauses 3.2.1, 3.2.2 and 3.2.3 (or any part or parts thereof) at any time in its absolute sole discretion.

3.4    Notification of fulfilment. Purchaser shall forthwith notify Seller of
       (i) the occurrence of the Effective Date and (ii) the fulfilment of the Closing Conditions.

3.5 Closing. On the Closing Date Purchaser shall inform the Share Deposit Bank of the irrevocable instruction given by Seller in clause 1.3 by way of disclosing this Agreement (or the relevant parts thereof) to the Share Deposit Bank.

4.     SELLER'S COVENANTS

4.1 General Meetings; Shares. Between the Effective Date and the Closing Date (inclusive), Seller shall not:

4.1.1 vote the shares in favour of any general resolution of the Company regarding (i) any change of the articles of association of the Company dated 8 April 2003 (the "ARTICLES OF ASSOCIATION"), (ii) the redemption or purchase by the Company of any shares of the Company,
            (iii) the waiver of any claims of the Company against any member of the board of directors of the Company (the "BOARD OF DIRECTORS"),
            (iv) the declaration and/or payment of dividends or other distributions by the Company, (v) the issuance of options or warrants or other rights to subscribe for or receive shares, debentures or other securities of the Company or any other member of the Group (regardless of the amount of the securities involved),
            (vi) an increase in the Company's authorised share capital, or (vii) the taking of any Defence Action; or

4.1.2 sell, create or permit to subsist any encumbrances over, or grant any options, warrants, pre-emptive rights, rights of first refusal over or other rights to purchase or obtain any of, the Shares, or otherwise dispose of any of the Shares or any interest in the Shares, or agree to do any of the foregoing.


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4.2    Disclosure of Events. Between the Effective Date and the Closing Date
       (inclusive), Seller undertakes to disclose to Purchaser promptly upon having become actually aware of the same any act, omission or event which could reasonably be regarded by Purchaser as a Defence Action.

4.3 Waiver. Seller hereby waives any rights it might otherwise have had against Purchaser arising out of the fact that Purchaser may be in possession of non-public information which may not be known to Seller.

5.     PURCHASER'S COVENANTS

5.1 Merger Control Confirmations. Purchaser shall, as soon as practicable after the Effective Date, make any and all required filings with competition regulatory authorities in Germany, Austria and the United States and shall use its best efforts to secure all required Merger Control Confirmations on or prior to the date which is ten weeks after the Effective Date. Purchaser will promptly give notice to Seller upon obtaining each such Merger Control Confirmation.

5.2 Purchases from Other Shareholders. Purchaser undertakes that it will not, for a period of six months from the Effective Date, purchase or agree to purchase (in a private transaction or in a public tender offer, if any) any shares in the Share Capital from other shareholders in the Company for a purchase price of more than EUR 2.75 per share.

6.     SELLER'S REPRESENTATIONS AND WARRANTIES

6.1 Timing. Seller hereby represents and warrants that the statements set out in this clause 6 are true and correct as of the Effective Date and as of the Closing Date, as if repeated thereon.

6.2 Ownership of the Shares; No Encumbrances and Rights of Third Parties. Seller is a corporation duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has the capacity, power and authority to enter into and perform its obligations under this Agreement. This Agreement constitutes a valid and binding obligation of Seller in accordance with its terms. Seller will transfer the legal and beneficial ownership of the Shares, free of any encumbrances or any other rights of third parties of whatever nature, and Seller has the right and the power freely to dispose of the legal and beneficial ownership of the Shares without the consent of any third party, and such disposal does not violate the rights of any third party, save as to any rights of any party as may arise under the Restructuring Agreement among the Company, the Consenting Noteholders signatory thereto and certain other parties dated as of 18 September, 2002, as amended (the "RESTRUCTURING AGREEMENT").


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7.     TERMINATION

7.1 Automatic Termination. This Agreement shall terminate automatically, if the Closing Conditions have not either been fulfilled or waived by the date which is ten weeks after the Effective Date or the sale and transfer of the Shares as provided for in clauses 1.2 and 1.3 shall not have occurred on the Closing Date.

7.2 Termination by Purchaser prior to the Closing Date. Purchaser shall be entitled to terminate this Agreement by notice in writing to Seller at any time prior to the Closing Date in its sole and unrestricted discretion without liability, if:

7.2.1 Seller breaches any of its obligations under clause 4 or any of its representations and warranties under clause 6 (and any such termination shall be without prejudice to Purchaser's accrued rights hereunder); or

7.2.2       there occurs any act or omission which constitutes a Defence Action.

7.3 Termination by Seller prior to the Closing Date. Seller shall be entitled to terminate this Agreement by notice in writing to Purchaser at any time prior to the Closing Date in its sole and unrestricted discretion without liability (other than for the obligation to repay the Share Purchase Price), if:

7.3.1 Purchaser breaches its obligations under clause 5 (and any such termination shall be without prejudice to Seller's accrued rights hereunder); or

7.3.2 any petition, action, suit or proceedings (the "PROCEEDINGS") are presented, filed or served, in any jurisdiction to enjoin the sale of the Shares and/or seeking to impose damages on the Seller in relation to the subject matter of this Agreement (not being Proceedings which in the opinion of the Seller, acting reasonably, are either frivolous, vexatious or an abuse of process of the court and not being Proceedings withdrawn or struck out within 20 Business
            Days) PROVIDED THAT Seller shall not have a right to terminate this Agreement in the circumstances described in this clause 7.3.2 if Purchaser, having decided to do so in its sole and unrestricted discretion, procures that Seller is indemnified on terms satisfactory to Seller and by a party satisfactory to Seller against all and any loss and/or costs it may suffer as a result of or arising from any such Proceedings.

       For the avoidance of doubt, the Purchaser shall have no remedy for termination by the Seller in accordance with clause 7.3.2.

7.4 Defence Action. For the purposes of this Agreement, a "DEFENCE ACTION" shall be regarded as having been taken if (i) the Board of Directors (or the board of directors of any other member of the Group) or the shareholders of the Company (or of any other member of the Group) adopts a resolution to




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       approve, or the Company (or any other member of the Group) agrees to, (a)
       an increase in the issued share capital of the Company (or of any other member of the Group) or an issuance of options or warrants or other rights to subscribe or receive shares, debentures or other securities of the Company or any other member of the Group (in each of the above cases, regardless of the amount of the securities involved and other than upon exercise of the following warrants and options which are outstanding on the date hereof: (i) the 596,410 options issued to employees prior to the restructuring, (ii) the 2,300,000 options issued to the senior management in January 2003, (iii) the 1,115,000 options issued to employees in April 2003, (iv) the 450,000 options issued to Directors B and Directors C in June 2003 and (v) the 4,393,095 outstanding Exchange Warrants issued under the Restructuring Agreement) or (b) one or more sales or other disposals of assets by the Company or any other company of the Group which in aggregate have a book or market value equal to or exceeding USD 10,000,000 or represent annual turnover of the Group equal to or exceeding USD 10,000,000; or (ii) the Board of Directors passes a resolution or makes a public announcement expressing a view of the majority of its members which, in the reasonable opinion of Purchaser, identifies the Transaction as hostile.

8.     CONFIDENTIALITY

8.1 Save as set out in clause 8.2, no information or documents relating to this Agreement shall before the third anniversary of the Closing Date be disclosed to third parties or published except where such disclosure is
       (i) required by any applicable law, relevant securities exchange, or governmental, supervisory or regulatory body (including any body regulating take-overs); (ii) made to the Share Deposit Bank in accordance with clause 3.5.2 above; or (iii) made by either Party to its respective professional advisers for the purposes of obtaining advice (provided always that the provisions of this clause 8.1 shall apply to, and such Party shall procure that they apply to and are observed in relation to, the use or disclosure by such professional adviser of the information provided to him).

8.2 Nothing in this Agreement shall prohibit Purchaser or its intermediate or ultimate shareholders, investors or partners from making any disclosure referred to in clause 8.1 above in the ordinary course of their respective businesses (which, for the avoidance of doubt, shall include disclosure of this Agreement and the Transaction to the Board of Directors).

9.     NOTICES

       All notices and other communications hereunder shall be made in writing and shall be sent by recorded delivery mail, courier or facsimile transmission to the following addresses:

       If to Seller, to the address and/or fax number set forth below Seller's signature on the signature page hereof.



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       If to Purchaser

            to Gamay Ltd (acting in its capacity as Managing General Partner of Island International Investment Limited Partnership)

                 13-15 Victoria Road

                 St. Peter Port, Guernsey (attn. Connie Helyar, Director)

                 Fax no: +44 (0)1481 715 219

       or to such other recipients or addresses as may be specified by either Party to the other Party in writing. Any notice sent by recorded delivery mail or courier shall be deemed to have been served on the date and at the time of actual receipt and any notice sent by facsimile transmission shall be deemed to have been served when sent, provided that confirmed answerback has been received.

10.    COSTS

       All costs, including expenses, fees and charges, in connection with the preparation, negotiation, execution and consummation of this Agreement or the performance of the transactions contemplated hereunder, including, without limitation, fees and expenses of professional advisors, shall be borne by the Party commissioning such costs.

11.    MISCELLANEOUS

11.1 Amendments. Any amendments to this Agreement (including amendments to this clause 11.1) shall be valid only if made in writing.

11.2 Headings. The headings in this Agreement are inserted for convenience only and shall not affect the interpretation of this Agreement.

11.3 German Terms. Where a German term has been inserted in italics, such term alone (and not the English term to which it relates) shall be authoritative for the interpretation of the relevant provision.

11.4 Waivers. No failure of either Party to exercise, and no delay or forbearance in exercising, any right or remedy in respect of any provision of this Agreement shall operate as a waiver of such rights or remedy.

11.5 Further Assurance. Each of the Parties agrees to use all reasonable endeavours to perform or procure the performance of all further acts and things, and execute and deliver (or use all reasonable endeavours to procure the execution and delivery of) such further documents as the other Party may reasonably require, whether on or after the Closing Date, to implement and/or give effect to this Agreement and the Transaction contemplated by it.

11.6 Assignment. Except for assignments by either Party to their respective holding companies from time to time, any of their respective subsidiaries or any holding companies of their respective subsidiaries, no Party shall be entitled to assign the benefit or burden of any part of this Agreement without




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       the written consent of the other Party, such consent not to be unreasonably withheld.

11.7 No Rights of Third Parties. The Parties do not intend that any term of this Agreement shall be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party to this Agreement.

11.8 Entire Agreement. This Agreement constitutes the whole agreement between the Parties and supersedes any previous agreement (whether written or oral) between the Parties in relation to the subject matter of this Agreement and Seller acknowledges that, in entering into this Agreement, it has not relied on any representations or other statements made by or on behalf of Purchaser.

11.9 Partial Invalidity. In the event that one or more provisions of this Agreement shall, or shall be deemed to, be illegal, invalid or unenforceable, the illegality, validity and enforceability of the other provisions of this Agreement shall not be affected thereby. In such case, the Parties agree to recognize and give effect to such valid and enforceable provision or provisions that correspond as closely as possible with the commercial intent of the Parties.

11.10 Counterparts. This Agreement may be signed in one or more counterparts, each of which when executed and delivered shall be an original but such counterparts shall together constitute one and the same agreement and shall take effect from the time of execution and delivery of the last counterpart to be so executed and delivered.

11.11 Governing Law; Jurisdiction. This Agreement shall be governed by, and be construed in accordance with, the laws of England and Wales. In the event of any dispute between the Parties arising under or in connection with this Agreement or its validity, the Parties irrevocably submit to the exclusive jurisdiction of the English courts.



EXECUTED BY:



Signature:          /s/ CHRISTOPHER GARDNER


Name:       CHRISTOPHER GARDNER

Acting as Attorney pursuant to a Power of Attorney dated 9 October 2003 for and on behalf of ISLAND INTERNATIONAL INVESTMENT
LIMITED PARTNERSHIP



                      9
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EXECUTED BY:



Signature:          /s/ GERTJAN KOOMEN


Name:       Gertjan Koomen
Director/duly authorised signatory of

J.P. Morgan Securities Ltd                  ("Seller")


Principal place of business of Seller:      125 London Wall, London EC2Y 5AJ,
                                            London


Facsimile number of Seller:                 +44 20 735 8686

Faxes to be marked for the attention of:    Gertjan Koomen


Aggregate number of Shares owned:           7,633,286


Share Purchase Price:                       EUR 2.75


Share Deposit Bank:                         Shares: JPMorgan Securities Ltd/ BIC
                                            JPMSLGB2LEQL

                                            Cash: BNP Paribas Paris, BIC Code
                                            PARBFRPP


Account number:                             Shares:

                                            Cash:



Date:       10 October 2003


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